LOAN AGREEMENT

PREAMBLE

THIS LOAN AGREEMENT signed in Cologne, Germany

BETWEEN

Lender name:	Ariana Turquoise Investment AS
Address:	Ajeltake Road Ajeltake Island Majuro Marshall Islands MH 96960
Represented by:	Mr. Murat AKIN (CEO) with a Turkish Passport

hereinafter referred to as “the Lender”

AND

Borrower name:	Lily Group, Inc.
Additional Guarantor	VHGI Holdings, Inc.
Address:	103 North Court Street Sullivan, Indiana 47882 USA
Represented by:	P. Rick Risinger, (CEO)

hereinafter referred to as “the Borrower”

which expression shall, unless it is repugnant to the subject or contexts thereof include his/her heirs, executors, administrators and permitted assigns of the other part.

Whereas

a)
The Borrower is the owner of the fixed assets described in Appendix 1 hereto (hereinafter referred to as “the Assets”) and has applied to the Lender for a loan of $65,047,083.33 (Sixty Five Million Forty Seven Thousand and Eighty Three US Dollars and 33 Cents) against the security of the said Assets and funds for the purposes described in Article 2 of this Loan Agreement;

b)	The Lender, on the basis, inter alia, of the application has agreed to grant the loan to the Borrower upon terms and conditions hereinafter set forth.

NOW THEREFORE THE PARTIES HERETO AGREE AS FOLLOWS:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, the following capitalized words shall have the following meanings:

“Agreement”	means this Loan Agreement together with the Appendices attached hereto as may be amended from time to time in accordance with its terms.

“Appendix”	means the Appendix, Appendices or Schedule(s) to this Agreement.

“Business Day”	means:

a)
for determining when a notice, consent or other communication is given, a day that is not a Saturday, Sunday or public holiday in the place to which the notice, consent or other communication is sent; and,

b)	for any other purpose, a day (other than a Saturday, Sunday or public holiday) on which banks are open for general banking business in London, United Kingdom.

“Encumbrance”	means a mortgage, charge. lien, pledge, hypothecation or security interest of any description whatsoever and also “negative lien” and “non-disposal “undertakings, if any, given by the Borrower.

“Loan”	means the amount of the loan agreed to be made available under this Agreement described in Article 2 and shall wherever the context so requires include the outstanding principal amount of the loan.

“Loan Amount”	means the amount of the Loan and includes outstanding interest, fees, charges, levies, expenses, claims, costs and/or other dues payable to the Lender in relation thereto.

“Outstanding Amount”	means the amount outstanding to be repaid under the Loan which amount shall include the principal, interest and such other expenses as are agreed to be borne by the Borrower under this Agreement.

“Parties”	means the Lender and the Borrower, and a “Party” is either the Lender or Borrower, as the context may require.

“Prepayment”	means premature repayment as per the terms and conditions laid down by the Lender in that regard and in force at the time of prepayment.

“Right of Rescission”	means the Borrower’s right to cancel the loan within three Business Days of its closing.

1.2	Other Terms

Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

1.3	Interpretation

(i)	Wherever the context so requires. any reference to the singular includes the plural and any reference to the plural includes the singular respectively;

(ii)	Words of any gender are deemed to include the other gender;

(iii)	The arrangement of clauses shall have no bearing on their interpretation;

(iv)
Words denoting a person shall include an individual, corporation, company, partnership trust or other entity; provided however that a clause specifically applicable to a company or body corporate shall not apply to any other entity:

(v)	Heading and bold typeface are only for convenience and shall be ignored for the purposes of interpretation;

(vi)	Reference to the word include or including shall be construed without limitation: and,

(vii)	Schedules, sub-schedules and Appendices to this Agreement shall form an integral part hereof.

ARTICLE 2

PURPOSE OF THE LOAN

2.1	Purposes for Which the Loan is to be Used

The Loan under this Agreement shall be used for one or more of the following purposes, namely:

(a)	Expand operations and to ramp up extraction from two new mines.

(b)	To repay existing loan and debt facilities

(c)	Fees and expenses incurred in connection with this closing.

(d)	Pay certain payables as described in Attachment Secured Creditors

(e)	Working Capital and general corporate purposes

2.2	Purposes for Which the Loan Cannot be Used

The Loan under this Agreement shall not be used for speculative, trading or other business purposes other than those stated in Article 2.1

ARTICLE 3

AGREEMENT AND TERMS OF THE LOAN

3.1	Amount of Loan

The Lender agrees to lend to the Borrower and the Borrower agrees to borrow from the Lender, exclusively for the purposes specified in Article 2 hereof, and on the terms and conditions contained herein, a sum of at $65,047,083.33 (Sixty Five Million forty Seven Thousand and Eighty Three US Dollars and 33 Cents) which there are fees to be paid and included within this amount, these are as follows;

US$1,625,000.00                                (Lenders Handling Fee @2.5%)

GBP £130,000.00                                Swift Charge for MT760 and MT799

There will also be other charges relating to BG, BCL, Swift cost; these are to be paid by the Lender, etc.

The said sum is hereinafter referred to as “the Loan”.

3.2	Disbursement of Loan

The Loan shall be disbursed in tranches according to Appendix 3.

3.3	Interest

(a)	The principal amount of the Loan outstanding from time to time shall carry interest at the rate of 4.25 percent per annum.

(b)	The interest shall be paid by the Borrower annually in advance according to Appendix 4 and the Borrower authorizes the Lender to deduct the first such payment from the proceeds of the Loan.

3.4	Computation of Interest

The computation of interest, or any other charges which shall have accrued under this Agreement, shall be made on a daily basis using a 365 day factor and shall accrue from the date of the initial drawdown from the loan.

3.5	Term of the Loan

The term of this Loan shall be for a maximum period of 10 years commencing on the date that the principal of the Loan Amount, or any part thereof, is first delivered by the Lender to the Borrower or to a third party on behalf of the Borrower (“the Closing Date”).

3.6	Pre-Payment of the Loan

The Borrower may, at his option, pre-pay the Loan together with the interest and other charges due thereon at any time without any pre-payment levy/penalty/charges for such prepayment.

3.7	Automatic Maturity of the Loan

The Loan, together with interest and other charges due thereon, shall become due and payable upon the realization by the Borrower of the Assets detailed in Appendix 1 part 2 by a sale thereof. Nothing herein shall require the realization by the Borrower of the Assets detailed in Appendix 1.

3.8	Recovery/Settlement of Loan, Interest Etc.

The Loan together with interest and other charges due and payable under this Agreement shall be recovered from the realization of the mortgaged Assets mentioned in Appendix 1.

3.9	Appropriation of Payment/Realizations

Unless otherwise agreed to by the Lender, any amount paid by the Borrower or realized from the Assets shall be appropriated towards such dues in the order they appear herein below:

(a)
Reasonable and documented costs, charges and other monies/expenses incurred by the Lender in the enforcement of the Loan after the Borrower has incurred an Event of Default under Section 8.2 of this Agreement;

(b)	Interest on such costs, charges. expenses and other monies in an amount not to exceed 4.25% per annum from the date of payment of such costs by the Lender:

(c)	Interest payable on the outstanding principal of this Loan according to the terms of this Loan Agreement;

(d)	Repayment of principal amount of the Loan that has been actually disbursed to the Borrower in accordance with Appendix 3; and

(e)	The excess, if any, shall be paid to the Borrower.

The Lender agrees that if the value of the property mortgaged as security for the Loan falls below the value of the Outstanding Amount due under this Agreement, the Lender’s claim shall be limited to the value of the Assets.

3.10	Lender’s Handling Fees

The Lender’s Handing Fee amounts to 2.5% (two and a half percent) of the principal amount of the Loan and shall be payable by the Borrower upon drawdown of the Loan, or any part thereof, and the Borrower authorizes the Lender to deduct the Lender’s Handling Fee from the Loan proceeds on the Closing Date or the date of the initial drawdown, whichever shall occur first.

ARTICLE 4

SECURITY

(a)	The Loan, together with interest, costs, charges and monies whatsoever stipulated in this Agreement shall be secured by an exclusive 1st charge of the Assets described in Appendix 1 hereto.

(b)	The Lender shall have the right to decide, in its sole discretion, the type of charge. including the manner of its creation, and the Borrower shall create the charge accordingly at its own cost.

(c)
Upon an Event of Default as described in Section 8.2 of this Agreement, the Borrower shall make out a good and marketable title, free from encumbrances to the Assets to the satisfaction of the Lender and comply with all such formalities as may be necessary or required for the said purpose now or hereafter at any time during the pendency of the Loan.

(d)	If the Lender defaults on the Loan, the Borrower has the right to withdraw the Bank Guarantee without lien and unencumbered.

(e)	The Property will be mortgaged by the lender over the property in first degree, first rank during the period of the loan.

(f)	The Bank Guarantee (US$13,000,000.00) will be issued on the Lender and the Bank Confirmation Letter (BCL).

ARTICLE 5

CONDITIONS PRECEDENT TO DISBURSEMENT OF THE LOAN

The obligation of the Lender to make the disbursement of the Loan, or its continuance under this Agreement shall be subject to the observance and performance by the Borrower of all its obligations and undertakings to be observed and performed under this Agreement.

Prior to the making of said disbursement(s), the Borrower must comply, to the satisfaction of the Lender, with the Disbursement Procedure laid down by the Lender which shall include submission by the Borrower of all necessary documentation and information as stipulated by the Lender and compliance with each of the following conditions:

(a)	Creation of Security

The Borrower shall have created a security in favor of the Lender as stipulated in Article 4 hereof, to be entered into concurrently with the drawdown of the Loan.

(b)	Non-Existence of Event of Default

No event of default as defined in Article 8.2 hereof shall have happened and be continuing.

(c)	Execution of All Documents

The Borrower shall have executed all other agreement/s, document’s, undertaking’s, declaration/s etc. that may be required by the Lender.

(d)	Use of Proceeds Declaration

The Borrower shall have furnished a declaration to the effect that the Loan shall be used for the purposes specified in Section 2.1 of this Agreement and for no other purpose.

(e)	Extra-Ordinary Circumstances

No extra-ordinary or other circumstances shall have occurred which shall, in the reasonable judgment of the Lender, make it improbable for the Borrower to fulfill his obligations under this Agreement.

(f)	Pending Legal Proceedings

The Borrower shall have furnished a declaration to the effect that there is no action, suit, proceedings or investigation pending or to the knowledge of the Borrower threatened by or against the Borrower before any Court of Law or Government authority or any other competent authority which might have a material adverse effect on the financial and other affairs of the Borrower, or which might put into question the validity or performance of this Loan Agreement or any of its terms and conditions.

ARTICLE 6

BORROWER COVENANTS

6.1	Particular Affirmative Covenants

(a)	Utilization of Loan

The Borrower shall utilize the entire Loan for the purposes specified in Section 2.1 of this Loan Agreement and unless otherwise agreed to by the Lender in writing for no other purpose whatsoever.

(b)	Maintenance of Property

The Borrower shall maintain the property in good order and saleable condition and will make all necessary additions and improvements thereto during the pendency of the Loan.

(c)	Compliance with Rules, Etc. and Payment of Maintenance Charges, Etc.

The Borrower shall duly and punctually comply with all the terms and conditions for the construction and timely delivery of the Assets to the expected standards and specifications of the ordering client and all the rules, regulations, by-laws etc., of the concerned Government, State or Government Department and pay such maintenance, environmental and other charges for the construction of the Assets and any other dues etc., as may be payable in respect of the Assets or the use thereof.

(d)	Insurance

The Borrower, at its own expense, shall insure and keep insured up to the replacement value thereof, as approved by the Lender, the Assets against fire, earth quake and other calamity or hazards and shall duly pay all premium and sums payable for that purpose. The Borrower shall ensure the Lender’s interest in the property is noted in any such insurance. Unless otherwise agreed by the Lender, the Borrower shall deposit and keep deposited with the Lender, the insurance policy and the renewal thereof.

The Borrower agrees that in the event of failure on his part to insure the property or to pay the premium, the Lender may, but shall not be obliged to, arrange for the properties to be suitably insured or pay the premium or other sum and the Borrower shall forthwith on receipt of a notice of demand from the Lender, reimburse all sums so paid by it together with interest thereon at the same rate as specified in Clause 3.4 hereof and until such reimbursement by the Borrower, the same shall be debited to the Borrowers Loan account and shall stand secured under the Security created in terms of Article 4 hereof.

The Insurance of the property will be assigned to the Lender during the period of the loan, all costs relating to the insurances shall be paid by the Borrower

(e)	Loss/Damage by Uncovered Risk

The Borrower shall promptly inform the Lender of any material loss/damage to the Assets as a result of any force majeure or act of God, such as flood, explosion, storm, tempest, cyclone, civil commotion, war risk and other calamities etc. against which the Assets may not have been insured.

(f)	Notify Additions, Alterations

The Borrower agrees to notify and furnish details of any additions to or alterations in the property detailed in Appendix 1 and Appendix 2 which might be proposed to be made during the pendency of the Loan.

(g)	The Lender’s Right to Inspect

The Borrower agrees that the Lender, or any person authorized by it, shall have free access to the property detailed in Appendix 1 and Appendix 2 for the purpose of inspection at any time during the pendency of the Loan upon reasonable prior notice, during normal business hours and conducted in a manner that will not interfere with the operation of Borrower’s business at such locations.

(h)	Change of Address

The Borrower shall inform the Lender forthwith as regards any change in his address for service of notice etc.

6.2	Negative Covenants

(a)	Alienation

The Borrower shall not sell, mortgage, lease, surrender or otherwise howsoever alienate the Assets, or any part thereof, or create third-party interests in the said Assets

(b)	Merger

The Borrower shall not amalgamate or merge the Assets with any other adjacent property nor shall he create any right of way or any other easement on the Assets.

ARTICLE 7

BORROWER’S WARRANTIES

The Borrower hereby warrants and undertakes to the Lender as follows:

(a)	Confirmation of Loan Application

The Borrower confirms the accuracy of the information given in his loan application made to the Lender and any prior or subsequent information or explanation given to the Lender on his behalf by a person authorized to do so and such information shall be deemed to form part of the representations and warranties on the basis of which the Lender has sanctioned the Loan.

(b)	Disclosure of Material Changes

Subsequent to the said loan application and prior to the Closing Date. there has been no material change which would adversely affect the Assets or the grant of the loan as proposed in the loan application.

(c)	Charges and Encumbrances

The Borrower will have absolute, clear and marketable title to the Assets and there will not be any mortgages, charges. liens or other encumbrances on the whole or any part of the Assets, except for those which do not interfere with the Borrower’s ability in ensuring the timely construction and delivery of the Assets to the expected standards and specifications of the ordering client.

(d)	Litigation

The Borrower is not a party to any litigation of a material character and that the Borrower is not aware of any facts likely to give rise to such litigation or to material claims against the Borrower.

(e)	Disclosure of Defects in the Assets

The Borrower is not aware of any document, judgment or legal process or other charges or any latent or patent defect affecting the title of the Assets or of any material defect in the Assets which has remained undisclosed and/or which may materially adversely affect the Lender.

(f)	Public Schemes Affecting the Borrower’s Property

The Assets are not included in, or affected by, any scheme of the Central/State Government or of the improvement trust or any other public body or Local Authority or by any alignment, widening or construction of road under any scheme of the Central/State Government or of any Local Authority, Corporation, Municipal Committee. etc.

(g)	Infringement of Local Laws

That no suit is pending in the Municipal Magistrate’s Court or any other Court of Law in respect of the Assets nor has the Borrower been served with any Notice for infringing the provisions of the Municipal Act or any Act relating to local bodies or Local Authorities or with any other process under any of these Acts.

(h)	Disclosure of Facts

The Borrower has disclosed facts relating to the Assets to the Lender as set forth in the Borrower’s public filings and as requested by the Lender.

(i)	Due Payments of Public and Other Demands

The Borrower will have paid all public demands such as Income Tax and all the other taxes and revenues payable to the Government. State or to any Local Authority and that. at present, there will not be any arrears of such taxes and revenue due and outstanding.

It shall be the Borrower’s obligation to keep themselves acquainted with the rules of the Lender, herein referred to, in force from time to time, which rules shall be delivered to the Borrower by the Lender in advance of their effectiveness.

ARTICLE 8

REMEDIES AVAILABLE TO THE LENDER

8.1	Foreclosure and Acceleration

If one or more of the events specified in this Article (“Events of Default”) shall have occurred, then the Lender, by a notice in writing to the Borrower, may declare the principal of and all interest accrued on the Loan under or in the terms of this Agreement, as well as other charges and dues, due for immediate payment and upon such declaration the same shall become due and payable forthwith and the security in relation to the Loan shall immediately become enforceable, notwithstanding anything to the contrary contained in this Agreement.

8.2	Events of Default

The following shall constitute an Event of Default:

(a)	Performance of Covenants

Default shall have occurred in the performance of any of the covenants, conditions or agreements on the part of the Borrower under this Agreement in respect of the Loan and such default shall have continued for a period of 30 days after notice thereof shall have been given by the Lender to the Borrower or if the Borrower fails to inform the Lender of the happening of events of Default 30 days after the occurrence of such Event.

(b)	Supply of Misleading Information

Any information given by the Borrower in his loan application to the Lender for the Loan is found to be misleading or incorrect in any material respect or any warranty referred to in Article 7 hereof is found to be materially incorrect.

(c)	Inability to Pay Debts

If the Borrower becomes bankrupt or insolvent.

(d)	Sale or Disposal of Security

If the Assets are sold, donated, abandoned disposed of, charged, encumbered or alienated by the Borrower

(e)	Attachment or Distraint on the Assets

If an attachment or distraint is levied on the Assets, or any part thereof, and/or certificate proceedings are taken or commenced for recovery of any dues from the Borrower.

(f)	Failure to Furnish Information/Documents

If the Borrower fails to furnish information /documents as required by the Lender.

(g)	Public Use

If the government or any local government, under exercise of statutory provisions, seeks to acquire the Assets for public use, use of the government, or condemns the use of the Assets on the grounds of health and safety or public safety.

(h)	Maintenance of Mortgaged Premises

If the Borrower fails to pay property taxes or maintain and repair the Mortgaged Premises or fails to insure the Mortgaged Premises thereto during the pendency of the Loan.

8.3	Notices to the Lender on the Happening of an Event of Default

If any Event of Default, or any event which after the notice or lapse of time or both, would constitute an Event of Default shall have happened, the Borrower shall forthwith give the Lender notice thereof in writing specifying such Event of Default, or of such event.

8.4	Communication with Third Party, Etc.

In the Event of Default the Lender shall be entitled to communicate, in any manner it may deem fit, to or with any person or persons with a view to receiving assistance of such person or persons in recovering the defaulted amounts. Also, representatives of the Lender shall be entitled to visit the Assets of the Borrower.

ARTICLE 9

WAIVER

9.1	Waiver Not to Impair the Rights of the Lender

No delay in exercising, or omission to exercise. any right. power or remedy accruing to the Lender upon any default under this Agreement, mortgage deed or any other agreement or document shall impair any such right, power or remedy or shall be construed to be a waiver thereof or any acquiescence by it in any default: nor shall the action or inaction of the Lender in respect of any default or any acquiescence by it in any default, affect or impair any right, power or remedy of the Lender in respect of any other default.

ARTICLE 10

EFFECTIVE DATE OF AGREEMENT & RIGHT OF RECESSION

10.1	Agreement to Become Effective From the Date of Execution

The Agreement shall have become binding on the Borrower and the Lender on and from the date of execution hereof. It shall be in force until all the monies due and payable to the Lender under this Agreement are fully paid.

ARTICLE 11

GENERAL PROVISIONS

11.1	Variation

No variation of this Agreement shall be binding on any Party unless and to the extent that such variation is recorded in a written document executed by such Party, but where any such document exists and is so signed, such Party shall not allege that such document is not binding by virtue of an absence of consideration.

11.2	Severability

If any provision of this Agreement is invalid. unenforceable or prohibited by law, this Agreement shall be considered divisible as to such provision and such provision shall be inoperative and shall not be part of the consideration moving from either Party hereto to the other, and the remainder of this Agreement shall be valid, binding and of like effect as though such provision was not included herein.

11.3	Force Majeure

Without prejudice to the provisions of this Agreement, the obligations of any Party under this Agreement shall be suspended while any such Party (the -Affected Party”) is prevented or hindered from complying therewith by any cause beyond the reasonable control of the Affected Party. In such event, the Affected Party shall give written notice of suspension as soon as reasonably possible to the other Parties (for the time being) to this Agreement stating the date and extent of such suspension and the cause and likely duration thereof. If within 48 (forty eight) hours from the receipt of such notice. a Party receiving the notice requests a meeting of the Parties (for the time being) to this Agreement, then such Parties shall forthwith and in any event within 14 (fourteen) Business Days meet and discuss the nature and likely duration of the circumstances and the extent to which performance of the obligations of the Affected Party shall be prevented or hindered and what action may be taken to ameliorate or remedy the position.

Such Party shall take all reasonable steps within 30 (thirty) Business Days of the force majeure event, unless the Parties agree to an extension of the said period, to ameliorate or remedy the position and shall communicate the same to the other Party. Without prejudice to the foregoing generality, the Affected Party shall not unreasonably withhold its consent to any action suggested by any of such other Parties. For the purposes of this clause, a Force Majeure event shall include:

(a)	acts of God, including without limitation fire, storms, floods, earthquake or lightning;

(b)
war, hostilities, terrorist acts, riots, civil commotion or disturbances, change in governmental laws, orders or regulations adversely affecting or preventing due performance by either party of its duties, obligations or responsibilities under this Deed, embargoes, actions by a government, central or state in the United Kingdom or overseas, or any agency thereof, sabotage, explosions;

(c)	strikes, lockouts or other concerted industrial action; or

(d)	any other acts, occurrences, events or circumstances beyond the reasonable control of the Party affected.

11.4	Notices

Any notice or other communication to be given by one Party to any other Party under, or in connection with this Agreement shall be made in writing and signed by or on behalf of the Party giving it. It shall be served by letter or facsimile transmission (save as otherwise provided herein) and shall be deemed to be duly given or made when delivered (in the case of personal delivery), at the time of transmission (in the case of facsimile transmission, provided that the sender has received a receipt indicating proper transmission and a hard copy of such notice or communication is forthwith sent by pre-paid post to the relevant address set out in the Preamble hereto) or five days after being dispatched in the post, postage pre-paid, by the most efficient form of mail available and by registered mail if available (in the case of a letter) to such party at its address or facsimile number specified in the Preamble hereto, or at such other address or facsimile number as such Party may hereafter specify for such purpose to the other Parties hereto by notice in writing.

The Parties understand that some confidential information may be transmitted over electronic mail and there are risks associated with the use of electronic mail. which can include the risk of interception, breach of confidentiality, alteration, loss or a delay in transmission, and that information sent by this means may be susceptible to forgery or distortion and agree to accept the risks of distribution by electronic mail.

11.5	Indemnification

Each Party hereto indemnifies and agrees to defend and hold the other parties harmless from and against all claims by third parties for all liabilities, obligations, losses, expenses, costs, claims and damages (Including all reasonable and documented legal costs), whether direct or indirect, asserted against, imposed upon or incurred by such party by reason of or resulting from any breach or inaccuracy of any representation, warranty or covenant of either party set forth in this Agreement and/or any breach of any provisions of this Agreement by the other party. The indemnification rights of each party under this clause are independent of, and in addition to. such rights and remedies as such party may have at law or in equity or otherwise, including the right to seek specific performance, rescission, restitution or other injunctive relief, none of which rights or remedies shall be affected or diminished thereby.

***SIGNATURE PAGE FOLLOWS***

IN WITNESS WHEREOF the Borrower has executed this Agreement and a duplicate hereof on the day, month and year first herein above written and the Lender has caused the same and the said duplicate to be executed by the hand of Mr. Murat AKIN its Chief Executive Officer and authorized official.

SIGNED AND DELIVERED BY For and on behalf of the within named Borrower: /s/ P. Rick Risinger P. Rick Risinger (CEO) Lily Group, Inc. VHGI Holdings, Inc.	Date: April 22, 2013

SIGNED AND DELIVERED BY For and on behalf of the within named Lender: /s/ Murat Akin Mr. Murat Akin (CEO) Ariana as Turquoise Investment	Date: April 22, 2013